                                                                   EXHIBIT 11.2


                             WEBLINK WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                                                                    NINE MONTHS ENDED SEPTEMBER 30, 2000
                                                                                ---------------------------------------------
                                                                                  NUMBER          PERCENT        EQUIVALENT
                                                                                 OF SHARES      OUTSTANDING        SHARES
                                                                                 ---------      -----------      ----------
COMMON STOCK
   From Founders' Stock                                                           2,300,000         100.00%         2,300,000
   Stock Options Exercised                                                        2,488,572          91.14%         2,267,966
   Preferred Stock Converted to Common Stock                                     15,310,943         100.00%        15,310,943
   1994 Common Stock Offerings                                                   11,242,857         100.00%        11,242,857
   1995 Common Stock Offerings                                                    4,323,874         100.00%         4,323,874
   1996 Common Stock Offering                                                     6,000,000         100.00%         6,000,000
   1999 Treasury Stock Transaction                                                   (6,588)        100.00%            (6,588)
   March 2000 Debt Swap                                                           3,789,715          74.82%         2,835,371
   Canadian Transaction                                                             714,286          88.69%           633,473
   Employee Stock Purchase Plan Shares Issued                                       169,504          88.38%           149,809
   Warrants Exercised                                                               134,737          97.56%           131,456
                                                                                -----------                      ------------
                                                                                 46,467,900                        45,189,161

WEIGHTED AVERAGE SHARES OUTSTANDING                                                                                45,189,161

NET LOSS                                                                                                         $(76,368,000)

NET LOSS PER SHARE                                                                                                     ($1.69)
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